Exhibit T3A-11

State of Delaware Secretary of State Division of Corporations Delivered 10:13 AM 12/19/2012 FILED 10:05 AM 12/19/2012 SRV 121361744 – 5261961 FILE

CERTIFICATE OF FORMATION

OF

CAPITAL CITY CARE LLC

ARTICLE I

NAME

The name of the limited liability company is Capital City Care LLC (the “Company”).

ARTICLE II

REGISTERED OFFICE: REGISTERED AGENT

The registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

The undersigned does hereby certify, make and acknowledge this Certificate of Formation on this 17th day of December, 2012.

/s/ Nicholas Vita
Nicholas Vita, Authorized Person